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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 August 15, 2001
                                 Date of Report
                            (Earliest Reported Event)

                        MEDIALINK WORLDWIDE INCORPORATED
             (Exact name of registrant as specified in its charter)

                           Commission File No. 0-21989


              Delaware                               52-1481284
(State or other jurisdiction of            (IRS Employer Identification No.)
incorporation or jurisdiction)


708 Third Avenue
New York, NY                                            10017
(Address of principal                                   (Zip Code)
executive offices)

                                 (212) 682-8300
               Registrant's telephone number, including area code:

--------------------------------------------------------------------------------

(Former names or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

         On August 15, 2001, pursuant to a Preferred Stock Rights Agreement (the "Rights Agreement") between Medialink Worldwide Incorporated (the "Company") and Mellon Investor Services LLC, as Rights Agent (the "Rights Agent"), the Company's Board of Directors confirmed and readopted its resolutions of June 7, 2001 declaring a dividend of one right (a "Right") to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock, par value $0.01 ("Common Shares"), of the Company. The dividend is payable on August 30, 2001 (the "Record Date"), to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock at an exercise price of $50.00 (the "Exercise Price"), subject to adjustment. The Rights Agreement was initially presented to the Board in November 2000, extensively reviewed thereafter, and adopted in June 2001. The record date of August 30, 2001, was designated by the Board at a meeting held on August 15, 2001.

         In addition, at the August 15, 2001 Board of Directors meeting, the Board authorized the adoption of certain amendments to the By-Laws of the Company. The amendments include, among other things: (i) the addition of a provision which requires that the Board receive notice prior to a stockholder seeking to nominate persons for election to the Board of Directors or proposing any matters to a vote of stockholders at any annual or special meeting of stockholders; (ii) the addition of a provision which requires that a stockholder seeking to have the stockholders of the Company authorize or take corporate action by written consent request the Board to fix a record date; (iii) the addition of certain provisions relating to the requirements for effectiveness of written consents and who determines the validity of such consents; (iv) amending the provision with respect to the number of directors, setting the number of directors constituting the whole Board at eight (8); and (v) amending the provision with respect to the circumstances under which stockholders may remove directors to be consistent with Delaware law. The foregoing summary of such amendments to the Company's By-Laws is qualified in its entirety by the Company's Amended and Restated By-Laws as of August 15, 2001, a copy of which is attached hereto as an exhibit and is incorporated herein by reference.

                           Summary of Rights Agreement

         The following summary of the principal terms of the Rights Agreement is a general description only and is subject to, and qualified by, the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on August 16, 2001 and is incorporated herein by reference.

Rights Evidenced by Common Share Certificates

         The Rights will not be exercisable until the Distribution Date (defined below). Until the Distribution Date, Certificates for the Rights ("Rights Certificates") will not be sent to shareholders and the Rights will attach to and trade only together with the Common Shares.

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Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, also will constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

Distribution Date

         The Rights will be separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of (i) the tenth business day (or such later date as may be determined by the Company's Board of Directors) after a person or group of affiliated or associated persons (other than those exempted in the Rights Agreement) has acquired beneficial ownership of 15% or more of the Common Stock then outstanding ("Acquiring Person"), or (ii) the tenth business day (or such later date as may be determined by the Company's Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Common Shares then outstanding. The earlier of such dates is referred to as the "Distribution Date".

Summary of Rights; Expiration of Rights

         As soon as practicable following the Record Date, a summary of the Rights will be mailed to holders of record of the Common Shares as of the close of business on the Record Date and this summary alone will evidence the Rights from and after the Record Date. All Common Shares issued after the Record Date will be issued with Rights. The Rights will expire on the earliest of (i) August 30, 2011 (the "Final Expiration Date") or (ii) redemption or exchange of the Rights as described below.

Initial Exercise of the Rights

         Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of the Exercise Price, one one-thousandth share of Series A Preferred. In the event that the Company does not have sufficient Series A Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Preferred for which the Rights would have been exercisable under this provision or as described below.

Right to Buy Company Common Shares

         Unless the Rights are earlier redeemed, in the event that a person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding ("Acquiring Person"), each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person or certain related parties, which will


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thereafter be void) will thereafter have the right to receive, upon exercise,
Common Shares having a value equal to two times the Exercise Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

         For example, at an exercise price of $50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $100 worth of Common Stock (or other consideration, as noted above) for $50. Assuming that the Common Stock had a per share value of $5 at such time, the holder of each valid Right would be entitled to purchase 20 shares of Common Stock with a cumulative value of $100.

Right to Buy Acquiring Company Stock

         Similarly, unless the Rights are earlier redeemed, in the event that, after a person becomes an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person or certain related parties, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company (or in certain circumstances an affiliated company whose equity interests are publicly traded) having a value equal to two times the Exercise Price.

Exchange Provision

         At any time after an Acquiring Person obtains 15% or more of the Company's outstanding shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

Redemption

         At any time on or prior to the Close of Business on the earlier of (i) the tenth day following an event that causes a person to become an Acquiring Person (or such later date as may be determined by action of the Company's Board of Directors and publicly announced by the Company prior to the tenth day following the Shares Acquisition Date), or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

Adjustments to Prevent Dilution

         The Exercise Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the

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Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price.

Cash Paid Instead of Issuing Fractional Shares

         No fractional Common Shares will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

No Shareholders' Rights Prior to Exercise

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement

         The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Rights and Preferences of the Series A Preferred

         Each one one-thousandth of a share of Series A Preferred has rights and preferences substantially equivalent to those of one Common Share.

No Voting Rights

         Rights will not have any voting rights.

Certain Anti-Takeover Effects

         The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its shareholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.
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         On August 14, 2001, the Company's Board of Directors received a letter from United Business Media plc ("UBM") with an unsolicited offer to purchase all of the Company's outstanding stock for $5.00 per share. The Company issued a press release on August 14, 2001 stating that the Board would review the offer in due course. On August 15, 2001, the Board of Directors responded by letter to UBM stating that the Board would undertake a complete review of the unsolicited proposal, including an analysis of, among other things, the Company's business strategy, prospects, and strategic alternatives. The Company informed UBM that it would notify it once the Board had made a final determination as to its proposal.

         The Rights are not intended to prevent a takeover of the Company and will not do so. Subject to the restrictions described above, the Rights may be redeemed by the Company at $0.01 per Right at any time prior to the Distribution Date. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

         However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

         Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its shareholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits

Exhibit No.    Description
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3.2            Amended and Restated By-Laws of Medialink Worldwide
               Incorporated as of August 15, 2001

99.1           Press Release issued by the Company dated August 16, 2001

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 17, 2001                      MEDIALINK WORLDWIDE INCORPORATED

                                               /s/ J. Graeme McWhirter
                                            ------------------------------
                                            Name:  J. Graeme McWhirter
                                            Title:  Chief FinancialOfficer